Aames 2000-2

Mortgage Pass-Through Certificates

Credit Enhancement Report for January 25, 2001 Distribution
Credit Enhancement Report
ACCOUNTS	ADJUSTABLE 2	ADJUSTABLE 1	FIXED	TOTAL
SPACE INTENTIONALLY LEFT BLANK

INSURANCE	ADJUSTABLE 2	ADJUSTABLE 1	FIXED	TOTAL

Insurance Premium Due	11,357.89	49,866.40	27,568.15	88,792.44
Insurance Premium Paid	11,357.89	49,866.40	27,568.15	88,792.44

Reimbursements to Certificate Insurer	0.00	0.00	0.00	0.00
Insured Payments Made By Certiifcate Insurer	0.00	0.00	0.00	0.00
Insurance Premiums Due but not Paid	0.00	0.00	0.00	0.00

STRUCTURAL FEATURES	ADJUSTABLE 2	ADJUSTABLE 1	FIXED	TOTAL

Extra Principal Distribution Amt	188,349.86	935,718.11	345,882.63	1,469,950.59
Overcollateralization Amount	360,478.76	1,910,245.96	1,043,004.00	3,313,728.72
Targeted Overcollateralization Amt	2,570,127.28	11,205,933.90	4,420,801.47	18,196,862.65
Overcollateralization Release Amount	0.00	0.00	0.00	0.00
Overcollateralization Defficiency Amt	2,586,348.24	9,295,687.94	3,377,797.47	15,259,833.66

Page 9 of 26	© COPYRIGHT 2001 Deutsche Bank